Exhibit 99.1
For Release 4:00 PM Eastern Daylight Time, Monday, November 1, 2010
CUMULUS MEDIA INC.
Cumulus Reports Third Quarter 2010 Results
ATLANTA, GA — November 1, 2010: Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and nine months ended September 30, 2010.
Lew Dickey, Chairman & CEO stated, “We continue to innovate the radio business model to achieve industry leading EBITDA growth. Our technology platform is driving increased efficiencies as our LTM EBITDA margins improved 100 bps to 31%. Our management systems are directing scores of new sellers generating thousands of new advertisers across our platform while keeping cost of sales in check. Our low cost of capital and expanding margins combine to enable us to generate considerable free cash flow to accelerate our de-leveraging.”
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months			Nine Months
	Ended			Ended
	September 30,			September 30,

As Reported:	2010	2009	% Change	2010	2009	% Change

Broadcast revenues	$66,434	$64,127	3.6%	$190,531	$183,443	3.9%
Management fee from affiliate	1,021	1,000	2.1%	3,021	$3,000	0.7%

Net revenues	$67,455	$65,127	3.6%	$193,552	$186,443	3.8%
Station operating expenses	40,486	40,159	0.8%	120,829	$121,690	-0.7%

Station operating income	$26,969	$24,968	8.0%	$72,723	$64,753	12.3%
Station operating income margin	40.0%	38.3%	4.3%	37.6%	34.7%	8.2%
Adjusted EBITDA	$22,845	$20,142	13.4%	$59,914	$51,065	17.3%
Net income (loss)	$9,731	$(143,991)	106.8%	$21,891	$(133,212)	116.4%

Income per common share:
Basic income per common share	$0.23	$(3.56)	N/A	$0.52	$(3.29)	N/A
Diluted income per common share	$0.23	$(3.56)	N/A	$0.51	$(3.29)	N/A

Free cash flow	$14,915	$11,844		$36,320	$32,404
Leverage and Financial Position
Our Trailing Twelve Month Adjusted EBITDA for bank covenant purposes was $81.7 million. After paying down $9.2 million of senior debt in the quarter and a total of $30.4 million year to date, our Total Leverage at quarter-end was 7.42 times. We exceeded our Cash and Cash Equivalents covenant of $7.5 million by $5.1 million. Excluding this minimum Cash and Cash Equivalents requirement, our Net Leverage at quarter-end was 7.36 times.
The Three Months Ended September 30, 2010 Compared to the Three Months Ended September 30, 2009
Net Revenues
Net revenues for the three months ended September 30, 2010 increased $2.3 million, or 3.6%, to $67.4 million compared to $65.1 million for the three months ended September 30, 2009, primarily due to an increase in revenue from national accounts, political revenue generated by mid-term elections, and increases in internet related revenues. We believe that continued incremental growth in advertising revenue throughout the fourth quarter of 2010 will be driven primarily by increases in national revenue and cyclical political spending.
Station Operating Expenses
Station operating expenses for the three months ended September 30, 2010 remained relatively flat increasing only $0.3 million, or

0.8%, to $40.5 million, compared to $40.2 million for the three months ended September 30, 2009.
Corporate Expenses
Corporate expenses, including non-cash stock compensation expense for the third quarter of 2010 decreased $1.0 million, or 17.5%, to $4.7 million compared to $5.7 million in 2009. This change is primarily attributable to a $0.7 million decrease in legal and professional fees and a $0.3 million decrease in non cash stock compensation expense.
Impairment of Goodwill and Intangible Assets
We did not have any impairment during the three months ended September 30, 2010. During the three months ended September 30 2009 we recorded approximately $173.1 million of charges related to the impairment of goodwill and intangible assets. The impairment loss in connection with our review of broadcasting licenses and goodwill during the third quarter of 2009 was primarily due to a decrease in advertising revenue growth projections for the broadcasting industry.
Interest Expense, net
Interest expense, net of interest income, for the three months ended September 30, 2010 decreased $3.5 million, or 31.3%, to $7.6 million compared to $11.1 million for the three months ended September 30, 2009. Interest expense associated with outstanding debt decreased by $0.7 million to $6.4 million as compared to $7.1 million in the prior year’s period, primarily due to an increase in interest rates, partially offset by a decrease in the borrowing base due to the repayment of approximately $39.5 million of debt compared to the same period in the prior year. The remaining decrease is primarily attributable to a $2.9 million change in fair value of our interest rate option agreement.
Capital Expenditures
Capital expenditures for the three months ended September 30, 2010 totaled $0.9 million. Capital expenditures during the quarter were comprised of $0.5 million of expenditures related to computer equipment and $0.4 million related to maintenance capital expenditures.
Nine Months Ended September 30, 2010 Compared to the Nine Months Ended September 30, 2009.
Net Revenues
Net revenues for the nine months ended September 30, 2010 increased $7.2 million, or 3.8%, to $193.6 million compared to $186.4 million for the nine months ended September 30, 2009, primarily due to an increase in revenue from national accounts, political revenue generated by mid-term elections, and increases in internet related revenues. We believe that continued incremental growth in advertising revenue throughout the fourth quarter of 2010 will be driven primarily by increases in national revenue and cyclical political spending.
Station Operating Expenses
Station operating expenses for the nine months ended September 30, 2010 decreased $0.9 million, or 0.7%, to $120.8 million, compared to $121.7 million for the nine months ended September 30, 2009 as the result of a $1.7 million decrease in salary related expenses as well as a $2.8 million decrease in other general expenses resulting from our ongoing efforts to contain operating costs. These cost savings were partially offset by a $3.6 million increase in trade expenses. We will continue to monitor all our operating costs and to the extent we are able to identify any additional cost saving measures, we will implement them in an attempt to remain in compliance with current and future covenant requirements.
Corporate Expenses
Corporate expenses, including non-cash stock compensation expense for the nine months ended September 30, 2010 decreased $1.9 million, or 12.2%, to $13.8 million compared to $15.7 million in 2009. This decrease is primarily due to a $0.6 million decrease in corporate expenses associated with our cost containment initiatives, including a $0.8 million decrease in professional fees and a $0.5 million reduction in salary expense attributable to the severance we paid our former Chief Financial Officer.
Impairment of Goodwill and Intangible Assets
We did not have any impairment during the nine months ended September 30, 2010. During the nine months ended September 30, 2009 we recorded approximately $173.1 million of charges related to the impairment of goodwill and intangible assets. The impairment loss in connection with our review of broadcasting licenses and goodwill during the third quarter of 2009, was primarily due to an increase in the discount rate used, a decrease in station transaction multiples, and a decrease in advertising revenue growth projections for the broadcasting industry. There was no impairment during the nine months ended September 30, 2010.
Interest Expense, net
Interest expense, net of interest income, for the nine months ended September 30, 2010 decreased $1.3 million, or 5.1%, to $23.7 million compared to $25.0 million for the nine months ended September 30, 2009. While overall interest expense decreased, the interest expense associated with outstanding debt increased by $4.9 million to $19.9 million as compared to $15.0 million in the prior year’s period. This increase was primarily due to an increase in interest rates, partially offset by a decrease in the borrowing base due to the pay-down of approximately $39.5 million of debt compared to the same period in the prior year. Additionally, interest expense increased by $1.4 million related to the yield adjustment on the interest rate swap. These increases were offset by a $7.5 million decrease in the fair value of the interest rate swap/option agreement.
Capital Expenditures
Capital expenditures for the nine months ended September 30, 2010 totaled $2.1 million. Capital expenditures during the year were comprised of $1.2 million of expenditures related to computer equipment and $0.9 million related to maintenance capital expenditures.
Cumulus Media Partners
For the three and nine months ended September 30, 2010 and 2009, we recorded net revenues of approximately $1.0 million, $3.0 million in management fees from CMP. Additional information, as well as Cumulus Media Partners’ financial statements, can be found on the investor relations page at www.cumulus.com.
About Cumulus Media Inc.
Cumulus Media Inc. is the second largest radio broadcaster in the United States based on station count, controlling approximately 343 radio stations in 68 U.S. media markets. In combination with its affiliate, Cumulus Media Partners, LLC, the Company believes it is the fourth largest radio broadcast company in the United States when based on net revenues. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.
Earnings Call Information
Cumulus Media Inc. will host a teleconference today at 4:30 PM EDT to discuss third quarter results. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.
Immediately after completion of the call, a replay can be accessed until 11:59PM EDT, November 30, 2010. Domestic callers can access the replay by dialing 800-642-1687, replay code 22047840#. International callers should dial 706-645-9291 for conference replay access.
For further information, please contact:
Cumulus Media Inc.
J.P. Hannan
Senior Vice President, Treasurer, & Chief Financial Officer
404-260-6600

Non-GAAP Financial Measure and Definitions
The Company utilizes certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), realized loss on derivative instrument, and other corporate general and administrative expenses. Station operating income margin is defined as station operating income as a percentage of net revenues. Adjusted EBITDA is defined as operating income before LMA fees, depreciation and amortization, non-cash expenses (including stock compensation), and realized loss on derivative instrument. Free cash flow is defined as operating income before non-cash expenses (including stock compensation), depreciation and amortization, and realized loss on derivate instrument, less net interest expense (excluding non-cash charge/credit for change in value of swap, and amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and maintenance capital expenditures. Please see the attached tables for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Station Operating Income
Station Operating Income consists of operating income before income tax expense, non-operating expenses including net interest expense, depreciation and amortization, LMA fees, non-cash stock compensation, corporate general and administrative expenses, the gain on exchange of assets or stations, the realized loss on derivative instrument, and impairment of goodwill and intangible assets. Station Operating Income should not be considered in isolation or as a substitute for net income, operating income (loss), cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. We exclude income tax expense and non-operating expense including net interest expense because they are not direct operating expenses required to operate our stations. We exclude depreciation and amortization due to the insignificant investment in tangible assets required to operate our stations and the relatively insignificant amount of intangible assets subject to amortization. We exclude LMA fees from this measure, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of our stations exclusive of the corporate resources employed. We believe this is important to our investors because it highlights the gross margin generated by our station portfolio. Finally, we exclude non-cash stock compensation, the gain on exchange of assets or stations, the realized loss on derivative instrument, and impairment of goodwill and intangible assets from the measure as they do not represent cash payments for activities related to the operation of the stations.
We believe that Station Operating Income is the most frequently used financial measure in determining the market value of a radio station or group of stations. We have observed that Station Operating Income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions we have completed since our inception, we have used Station Operating Income as our primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, we believe, and our experience indicates, that investors consider the measure to be useful in order to determine the value of our portfolio of stations. We believe that Station Operating Income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, Station Operating Income is one of the measures that our management uses to evaluate the performance and results of our stations. Our management uses the measure to assess the performance of our station managers and our Board of Directors uses it as part of its assessment of the relative performance of our executive management. As a result, in disclosing Station Operating Income, we are providing our investors with an analysis of our performance that is consistent with that which is utilized by our management and our Board.
Station Operating Income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Station Operating Income is not intended to be a measure of free cash flow available for dividends, reinvestment in our business or other Company discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station Operating Income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. We compensate for the limitations of using Station Operating Income by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business than GAAP results alone. Station Operating Income has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Moreover, because not all companies use identical calculations, these presentations of Station Operating Income may not be comparable to other similarly titled measures of other companies.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes LMA fees, even though it requires a cash commitment, due to the insignificance and temporary nature of such fees. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation from the measure as they do not represent cash payments for activities related to the operation of the stations. Management excludes gain on the exchange of radio stations as it does not represent a cash transaction. Management excludes realized loss on derivative instruments as it does not represent a cash transaction nor is it associated with station operations. Management excludes impairment of goodwill and intangible assets as it does not represent a cash transaction.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions after funding station and corporate expenses (excluding transaction costs), debt service, income taxes, and maintenance capital expenditures.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2009. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

CUMULUS MEDIA INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net revenues	$67,455	$65,127	193,552	$186,443

Operating expenses:
Station operating expenses (excluding depreciation, amortization and LMA fees)	40,486	40,159	120,829	121,690
Depreciation and amortization	2,222	2,650	7,130	8,365
LMA fees	607	595	1,500	1,792
Corporate general and administrative (including non-cash stock compensation expense of $556, $850, $1,015, and $2,053, respectively)	4,680	5,676	13,824	15,741
Gain (loss) on exchange of assets or stations	—	—	—	(7,204)
Realized loss on derivative instrument	746	3,016	1,810	3,016
Impairment of goodwill and intangible assets	—	173,085	—	173,085

Total operating expenses	48,741	225,181	145,093	316,485

Operating income (loss)	18,714	(160,054)	48,459	(130,042)

Non-operating income (expense):
Interest expense	(7,588)	(11,052)	(23,734)	(25,048)
Interest income	2	3	6	58
Other expense, net	(6)	(121)	(87)	(156)

Total non-operating expense, net	(7,592)	(11,170)	(23,815)	(25,146)

Income (loss) before income taxes	11,122	(171,224)	24,644	(155,188)
Income tax (expense) benefit	(1,391)	27,233	(2,753)	21,976

Net income (loss)	$9,731	$(143,991)	$21,891	$(133,212)

Basic and diluted income per common share:
Basic income (loss) per common share	$0.23	$(3.56)	$0.52	$(3.29)

Diluted income (loss) per common share	$0.23	$(3.56)	$0.51	$(3.29)

Weighted average basic common shares outstanding	40,371,659	40,405,969	40,322,079	40,431,849

Weighted average diluted common shares outstanding	41,466,480	40,405,969	41,241,895	40,431,849

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following table reconciles net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA and station operating income (dollars in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net income (loss)	$9,731	$(143,991)	$21,891	$(133,212)

Income tax (expense) benefit	(1,391)	27,233	(2,753)	21,976
Non-operating expenses, including net interest expense	7,592	11,170	23,815	25,146
LMA fees	607	595	1,500	1,792
Depreciation and amortization	2,222	2,650	7,130	8,365
Non-cash expenses, including stock compensation	556	850	1,015	2,053
Gain (loss) on exhange of assets or stations	—	—	—	(7,204)
Realized loss on derivative instrument	746	3,016	1,810	3,016
Impairment of goodwill and intangible assets	—	173,085	—	173,085

Adjusted EBITDA	$22,845	$20,142	$59,914	$51,065
Other corporate general and administrative, excluding non-cash stock compensation expense	4,124	4,826	12,809	13,688

Station operating income	$26,969	$24,968	$72,723	$64,753

The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP to free cash flow (dollars in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating income (loss)	$18,714	$(160,054)	$48,459	$(130,042)
Add:
Non-cash expenses, including stock compensation	556	850	1,015	2,053
Depreciation and amortization	2,222	2,650	7,130	8,365
Gain (loss) on exchange of assets or stations	—	—	—	(7,204)
Realized loss on derivative instrument	746	3,016	1,810	3,016
Impairment of goodwill and intangible assets	—	173,085	—	173,085

Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	$6,918	$7,404	$20,933	$16,188
Income taxes paid	—	103	259	340
Maintenance capital expenditures	405	196	902	341

Free cash flow	$14,915	$11,844	$36,320	$32,404

CAPITALIZATION
(Dollars in thousands)

September 30, 2010
Total Capitalization to Net Debt Ratio:

Cash and cash equivalents	$12,566
Long-term debt, including current maturities:
Bank Debt, excluding debt discount	606,537
Total stockholders’ deficit	(349,251)

Total capitalization	$269,852

Ratio	0.45

Total Debt to TTM Pro Forma Adjusted EBITDA Ratio:

Funded debt as of September 30, 2010	$606,537
Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA	81,750

Ratio	7.42